Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Media General, Inc. of our report dated March 29, 2013 relating to the financial statements of Media General, Inc. (formerly known as New Young Broadcasting Holding Co., Inc.), which appears in Media General, Inc.’s Annual Report on Form 10–K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 22, 2014